                                                                               .
                                                                               .
                                                                               .
                                                                   EXHIBIT 99.2


                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           Page

Financial Statements
      Independent Auditors' Report                                                                           2
      Consolidated Balance Sheets as of December 31, 2002 (Restated) and 2001                                3
      Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000             4
      Consolidated Statements of Members' Deficit for the years ended December 31, 2002 (Restated),
          2001 and 2000                                                                                      5
      Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000             6
      Notes to Consolidated Financial Statements                                                             7
Financial Statement Schedule
      Schedule II - Valuation and Qualifying Accounts for each of the years in the three-year period
            ended December 31, 2002                                                                         24

                          INDEPENDENT AUDITORS' REPORT


To the Management Committee of
         REMINGTON PRODUCTS COMPANY, L.L.C.:

         We have audited the accompanying consolidated balance sheets of Remington Products Company, L.L.C. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, members' deficit, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the consolidated financial statement schedule listed in the index to the consolidated financial statements. The consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

         As discussed in Note 4 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets when it adopted SFAS No. 142, "Goodwill and Other Intangible Assets".

         As discussed in Note 15 to the consolidated financial statements, the accompanying 2002 financial statements have been restated.


DELOITTE & TOUCHE LLP


Stamford, Connecticut
February 7, 2003
(September 25, 2003 as to Note 15)

                       REMINGTON PRODUCTS COMPANY, L.L.C.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                          DECEMBER 31,
                                                                ---------------------------------
                                                                     2002                 2001
                                                                -------------           ---------
                                                                (AS RESTATED,
                                                                 SEE NOTE 15)

ASSETS
Current assets:
  Cash and cash equivalents ..........................            $  32,846             $   4,087
  Accounts receivable, net ...........................               73,205                78,849
  Inventories ........................................               49,122                75,216
  Prepaid and other assets ...........................                3,484                 3,451
                                                                  ---------             ---------
         Total current assets ........................              158,657               161,603
Property, plant and equipment, net ...................               12,314                13,006
Goodwill, net ........................................               27,720                27,720
Other intangibles, net ...............................               24,399                24,866
Other assets .........................................               11,867                14,541
                                                                  ---------             ---------
         Total assets ................................            $ 234,957             $ 241,736
                                                                  =========             =========

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable ...................................            $  24,218             $  30,006
  Short-term borrowings ..............................                1,613                 4,075
  Current portion of long-term debt ..................                  314                   322
  Accrued liabilities ................................               49,960                39,754
                                                                  ---------             ---------
         Total current liabilities ...................               76,105                74,157
Long-term debt .......................................              185,163               208,645
Other liabilities ....................................                3,443                 1,302
Commitments and contingencies
Members' deficit:
  Members' deficit ...................................              (19,413)              (36,186)
  Accumulated other comprehensive income .............              (10,341)               (6,182)
                                                                  ---------             ---------
         Total members' deficit ......................              (29,754)              (42,368)
                                                                  ---------             ---------
         Total liabilities and members' deficit ......            $ 234,957             $ 241,736
                                                                  =========             =========


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)


                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                   2002                 2001                   2000
                                                                ---------             ---------             ---------

Net sales ..........................................            $ 365,061             $ 356,022             $ 342,180
Cost of sales ......................................              209,967               230,512               196,506
                                                                ---------             ---------             ---------
  Gross profit .....................................              155,094               125,510               145,674
Selling, general and administrative expenses .......              114,470               121,670               105,467
Amortization of intangibles ........................                  467                 1,937                 1,952
                                                                ---------             ---------             ---------
  Operating income .................................               40,157                 1,903                38,255
Interest expense, net ..............................               24,196                26,341                24,368
Other expense (income) .............................               (1,013)                2,039                   751
                                                                ---------             ---------             ---------
  Income (loss) before income taxes ................               16,974               (26,477)               13,136
Provision (benefit) for income taxes ...............                  201                (3,096)                  399
                                                                ---------             ---------             ---------
  Net income (loss) ................................            $  16,773             $ (23,381)            $  12,737
                                                                =========             =========             =========


Net income (loss) applicable to common units .......            $   1,681             $ (36,789)            $     823
                                                                =========             =========             =========


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.
                  CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT
                                 (in thousands)


                                                                                                   ACCUMULATED
                                                                                                      OTHER         TOTAL
                                          PREFERRED      COMMON         OTHER       ACCUMULATED   COMPREHENSIVE    MEMBERS'
                                           EQUITY        UNITS         CAPITAL        DEFICIT        INCOME        DEFICIT
                                          ---------     --------      --------      -----------   -------------    --------

Balance, January 1, 2000 ...........      $ 94,921      $  6,880      $(73,921)      $(53,318)      $ (2,345)      $(27,783)
  Preferred dividend ...............        11,914                                    (11,914)
  Comprehensive income (loss):
     Net income ....................                                                   12,737
     Foreign currency translation ..                                                                  (2,235)
     Unrealized hedging loss .......                                                                    (223)
  Total comprehensive income .......                                                                                 10,279
                                          --------      --------      --------       --------       --------       --------
Balance, December 31, 2000 .........       106,835         6,880       (73,921)       (52,495)        (4,803)       (17,504)
  Preferred dividend ...............        13,408                                    (13,408)                           --
  Comprehensive income (loss):
     Net loss ......................                                                  (23,381)
     Foreign currency translation ..                                                                  (1,546)
     Unrealized hedging gain .......                                                                     167
     Dividend distribution .........                                                     (104)
  Total comprehensive loss .........                                                                                (24,864)
                                          --------      --------      --------       --------       --------       --------
Balance, December 31, 2001 .........       120,243         6,880       (73,921)       (89,388)        (6,182)       (42,368)
  Preferred dividend ...............        15,092                                    (15,092)                           --
  Comprehensive income (loss):
     Net income ....................                                                   16,773
     Additional minimum pension
       liability adjustment (as
       restated, see Note 15) ......                                                                  (2,763)
     Foreign currency translation ..                                                                   1,390
     Unrealized hedging loss .......                                                                  (2,786)
  Total comprehensive income .......                                                                                 12,614
                                          --------      --------      --------       --------       --------       --------
Balance, December 31, 2002 .........      $135,335      $  6,880      $(73,921)      $(87,707)      $(10,341)      $(29,754)
                                          ========      ========      ========       ========       ========       ========


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                       -----------------------------------------
                                                                                         2002            2001             2000
                                                                                       ---------       ---------       ---------

Cash flows from operating activities:
  Net income (loss) .............................................................      $  16,773       $ (23,381)      $  12,737
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
     operating activities:
         Depreciation ...........................................................          2,935           3,897           3,801
         Amortization of intangibles ............................................            467           1,937           1,952
         Amortization of deferred financing fees ................................          2,259           2,242           2,790
         Provision for bad debts ................................................            970           4,232             878
         Inventory write-downs ..................................................          2,021           9,518           1,309
         Deferred income taxes ..................................................            705          (3,289)            428
         Other ..................................................................            147             785             223
                                                                                       ---------       ---------       ---------
                                                                                          26,277          (4,059)         24,118
  Changes in assets and liabilities:
         Accounts receivable ....................................................          9,203           4,015         (15,578)
         Inventories ............................................................         26,400         (19,413)        (15,740)
         Accounts payable .......................................................         (6,286)          6,209             506
         Accrued liabilities ....................................................          8,480           7,791           2,151
         Other, net .............................................................         (5,550)          1,179             660
                                                                                       ---------       ---------       ---------
              Cash provided by (used in) operating activities ...................         58,524          (4,278)         (3,883)
                                                                                       ---------       ---------       ---------
Cash flows from investing activities:
  Capital expenditures ..........................................................         (2,105)         (4,322)         (4,414)
Cash flows from financing activities:
  Proceeds from sale of Senior Subordinated Notes ...............................             --          50,000              --
  Repayments under term loan facilities .........................................             --         (18,869)         (1,918)
  Repayments under credit facilities ............................................        (63,886)       (157,111)        (49,497)
  Borrowings under credit facilities ............................................         36,051         136,968          61,989
  Debt issuance costs and other, net ............................................           (330)         (8,215)         (1,107)
                                                                                       ---------       ---------       ---------
         Cash provided by (used in) financing activities ........................        (28,165)          2,773           9,467
         Effect of exchange rate changes on cash ................................            505            (428)           (694)
                                                                                       ---------       ---------       ---------
Increase (decrease) in cash and cash equivalents ................................         28,759          (6,255)            476
Cash and cash equivalents, beginning of year ....................................          4,087          10,342           9,866
                                                                                       ---------       ---------       ---------
         Cash and cash equivalents, end of year .................................      $  32,846       $   4,087       $  10,342
                                                                                       =========       =========       =========


Supplemental cash flow information:
         Interest paid...........................................................      $  22,207       $  23,710       $  21,810
         Income taxes paid (refunded), net.......................................      $     156       $     547       $     (17)


                See notes to consolidated financial statements.

                       REMINGTON PRODUCTS COMPANY, L.L.C.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Remington Products Company, L.L.C. and its wholly owned subsidiaries, (the "Company") develop and market personal care products. The Company distributes on a worldwide basis electrical shavers and accessories, grooming products, hair care appliances, including hair dryers and hairsetters, wellness products such as paraffin wax hand spas and foot spas, and other small electrical consumer products. The Company's products are sold worldwide primarily through mass merchandisers, catalog showrooms, drug store chains and department stores in addition to the Company's own service stores.

ORGANIZATION

         Remington Products Company, L.L.C., a Delaware limited liability company, was formed by Vestar Shaver Corp. and RPI Corp. ("RPI") to acquire the operations of Remington Products Company and its subsidiaries in May of 1996. Vestar Razor Corp. was formed in May of 1996 to hold an interest in the Company. Vestar Shaver Corp. and Vestar Razor Corp. (together, the "Vestar Members") are wholly owned by Vestar Equity Partners, L.P. ("Vestar"), an institutional equity capital fund and affiliate of Vestar Capital Partners ("Vestar Capital").

         Remington Capital Corp. is a wholly owned subsidiary of Remington Products Company, L.L.C. and has no operations of its own.

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Remington Products Company, L.L.C. and subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year presentation.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results will differ from those estimates. Estimates are used for, but not limited to the establishment of the allowance for doubtful accounts, reserves for sales returns and allowances, reserves for obsolete inventories, product warranty costs, taxes, pension liability and contingencies.

CASH AND CASH EQUIVALENTS

         Cash consists of bank balances, cash on hand and balances in money market accounts.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

         The allowance for doubtful accounts at December 31, totaled $5,008 thousand in 2002 and $4,961 thousand in 2001.

INVENTORIES

         The Company's inventories are valued at the lower of cost or market. The majority of inventory is finished goods and is accounted for utilizing the first-in, first-out (FIFO) method. Domestic manufactured inventories, which represent approximately 5% of the consolidated inventories as of December 31, 2002 and 4%
at December 31, 2001, are stated at cost determined by the last-in, first-out
(LIFO) method. As of December 31, 2002 and 2001, the excess of current replacement cost over LIFO cost of inventories was not significant.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is recorded primarily at cost. Depreciation is provided for principally on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 20 years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements.

INTANGIBLES

         Patents are being amortized on a straight-line basis over a period of ten years. Goodwill and tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are tested for impairment at least annually.

DEFERRED FINANCING COSTS

         Costs associated with obtaining financing arrangements are included in other assets and are being amortized over the term of the related borrowings using the effective interest rate method. Deferred financing costs and accumulated amortization totalled $19.5 million and $10.6 million, respectively, at December 31, 2002 and $19.7 million and $8.9 million, respectively, at December 31, 2001.

LONG LIVED ASSETS

         Impairment losses are recorded on long lived assets when indicators of impairment are present and the anticipated undiscounted operating cash flows generated by those assets are less than the assets' carrying value.

REVENUE RECOGNITION

         Revenue from product sales is recognized, net of estimated sales returns and allowances, when the goods are shipped and title passes to the customer.

RESEARCH AND DEVELOPMENT

         Research and development costs related to both present and future products are expensed as incurred. Such costs totaled $3.4 million, $4.3 million and $4.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

SHIPPING AND HANDLING COSTS

         Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Included in selling, general and administrative expenses are shipping and handling costs of $18.6 million in 2002, $25.2 million in 2001 and $16.7 million in 2000.

INTEREST INCOME

         Interest income is included in interest expense, net on the Consolidated Statements of Operations and amounted to $0.2 million, $0.1 million, and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

INCOME TAXES

         U.S. Federal income taxes on net earnings of the Company are payable directly by the members. In jurisdictions where partnership status is not recognized or foreign corporate subsidiaries exist, the Company provides for income taxes currently payable as well as for those deferred because of temporary differences between the financial and tax basis of assets and liabilities.

NET INCOME (LOSS) APPLICABLE TO COMMON UNITS

         Net income (loss) applicable to common units is calculated by taking the Company's net income or loss for the period and subtracting the cumulative referred dividend for the same period.

DERIVATIVES AND HEDGING ACTIVITY

         The Company recognizes all derivatives at fair value. Depending on the nature of the underlying exposure being hedged, changes in the fair value of derivatives are recognized either in the statement of operations or other comprehensive income ("OCI"). The ineffective portion of the change in fair value of the derivative is recognized in earnings.

         In accordance with the Company's foreign exchange risk management policy, the Company hedges the foreign subsidiaries' forecasted purchases of inventory denominated in currencies different than the subsidiary's functional currency. The derivative contracts related to these hedges primarily consist of forward foreign exchange contracts and options, which are designated as cash flow hedges. These contracts generally have maturities not exceeding twelve months. For cash flow hedges, the fair value changes of the derivative instruments related to the effective portion of the hedges are initially recorded as a component of OCI. Unrealized gains and losses on cash flow hedges accumulate in OCI and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. For forecasted purchases of inventory, amounts are reclassified when the hedged inventory is reflected in cost of goods sold.

         As of December 31, 2002 and 2001, other than forward foreign exchange contracts and options, the Company was not party to any other derivatives as defined by SFAS No. 133, as amended and interpreted.

         At December 31, 2002, the Company had unrealized losses of $3.0 million, net of tax, classified in OCI for its outstanding hedge contracts related to forecasted inventory purchases. Approximately $2.1 million of this amount is expected to be reclassified to cost of goods sold in the first six months of 2003. For the three years ended December 31, 2002, 2001 and 2000 the losses classified in other expense (income) related to the ineffective portion of the Company's outstanding hedge contracts were immaterial.

TRANSLATION OF FOREIGN CURRENCIES

         Assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rate in effect at each balance sheet date. Statement of operations accounts are translated at the average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in OCI. Foreign currency transaction gains and losses are recognized in other expense (income) and totaled a net gain of $1.5 million for the year ended December 31,

2002 and net losses of $1.7 million and $0.9 million for the years ended December 31, 2001 and 2000, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, SFAS No. 143, Accounting for Asset Retirement Obligations, was issued. This Statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

         In November 2001, the Emerging Issues Task Force reached consensus on Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products (EITF 01-9). The Company adopted this consensus on January 1, 2002. In accordance with the consensus the Company has reclassified, for all periods presented, certain payments to its customers as a reduction of sales, primarily the cost of cooperative advertising with its trade customers. Prior to the adoption of this consensus the Company classified these payments as selling, general and administrative expenses in its Consolidated Statement of Operations. Because adoption of EITF 01-9 resulted solely in reclassification within the Consolidated Statement of Operations, there has been no impact on the Company's financial condition, operating income or net income for any of the periods presented.

         In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

         In November 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN No. 45) was issued. FIN No. 45 elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect the initial recognition provision to have a material impact on the Company's consolidated financial position results of operations or cash flows. The disclosure requirements of FIN No. 45 are effective for the Company's year ended December 31, 2002 and are included in footnote 9 to the consolidated financial statements.

         In January 2003, FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) was issued. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. Based on current operations, the Company does not expect the adoption of FIN No. 46 to have a material effect on its financial position or results of operations or cash flows.

(2)      INVENTORIES

         Inventories were comprised of the following as of December 31, 2002 and 2001 (in thousands):


                                                    2002              2001
                                                  -------            -------

Finished goods .......................            $46,552            $71,308
Work in process and raw materials ....              2,570              3,908
                                                  -------            -------
                                                  $49,122            $75,216
                                                  =======            =======

(3)      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment as of December 31, 2002 and 2001 consisted of (in thousands):


                                                      2002                 2001
                                                    --------             --------

Land and buildings .....................            $  2,960             $  2,790
Leasehold improvements .................               4,578                5,230
Machinery, equipment and tooling .......              12,569               11,440
Furniture, fixtures and other ..........               7,550                7,804
                                                    --------             --------
                                                      27,657               27,264
Less accumulated depreciation ..........             (15,343)             (14,258)
                                                    --------             --------
                                                    $ 12,314             $ 13,006
                                                    ========             ========

(4)      GOODWILL AND OTHER INTANGIBLES

         The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. In accordance with SFAS No. 142, beginning on January 1, 2002, the Company's goodwill and its tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are subject to annual impairment tests. Application by the Company of the nonamortization provision of SFAS No. 142 resulted in an increase in operating income of approximately $1.4 million for the year ended December 31, 2002. Had the Company applied SFAS No. 142 on January 1, 2000, operating income would have increased by approximately $1.5 million for each of the years ended December 31, 2001 and 2000. The Company's reporting units are also its reportable segments and all of the Company's goodwill is associated with the North American segment. As of January 1, 2002 the Company performed the required transitional impairment tests of goodwill and tradenames and no transitional impairment was present. As of June 30, 2002 the Company performed the required annual impairment tests of goodwill and tradenames and no impairment was present. There can be no assurance that future impairment tests will not result in a charge to earnings.

         Goodwill and other intangible assets were comprised of the following (in thousands):


                                                     DECEMBER 31,      DECEMBER 31,
                                                        2002               2001
                                                     ------------      ------------

Amortized Intangible Assets:
     Patents carrying amount ..............            $ 4,670            $ 4,670
     Patents accumulated amortization .....              3,090              2,623
                                                       -------            -------
     Patents, net .........................            $ 1,580            $ 2,047
                                                       =======            =======


Unamortized Intangible Assets:
     Goodwill .............................            $27,720            $27,720
     Tradenames ...........................             22,819             22,819
                                                       -------            -------
                                                       $50,539            $50,539
                                                       =======            =======

         Estimated amortization expense is $467 thousand for each of the three years in the period ending December 31, 2005, $179 thousand for the year ending December 31, 2006 and zero for each year thereafter.

(5)      ACCRUED LIABILITIES

         Accrued liabilities were comprised of the following as of December 31, 2002 and 2001 (in thousands):


                                                           2002               2001
                                                          -------            -------

Advertising and promotion expenses ...........            $22,004            $18,233
Compensation and benefits ....................              9,575              4,369
Income and other taxes payable ...............              3,558              3,048
Forward contracts ............................              3,298                 --
Interest .....................................              2,678              3,200
Distribution expense .........................              1,531              3,399
Other ........................................              7,316              7,505
                                                          -------            -------
                                                          $49,960            $39,754
                                                          =======            =======

(6)      DEBT

         Long-term debt at December 31, 2002 and 2001 consisted of (in thousands):


                                                  2002                  2001
                                               ---------             ---------

Senior Subordinated Notes .........            $ 180,000             $ 180,000
Revolving Credit Facility .........                4,950                28,373
Capital Leases ....................                  527                   594
                                               ---------             ---------
                                                 185,477               208,967
                                               ---------             ---------
Less current portion ..............                 (314)                 (322)
                                               ---------             ---------
                                               $ 185,163             $ 208,645
                                               =========             =========

11% SENIOR SUBORDINATED NOTES

         During 2001 the Company completed the sale of $50.0 million of 11% Senior Subordinated Notes. The net proceeds of approximately $44.8 million were used to repay existing term loans and supplemental loans and a portion of revolving credit borrowings.

         The Company has outstanding $180.0 million in principal amount of 11% Senior Subordinated Notes, which consists of approximately $165 million of Series D Notes and approximately $15 million in Series B Notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are general unsecured obligations of the Company which mature on May 15, 2006. Interest accrues at the rate of 11% per annum and is payable semi-annually in arrears. The Senior Subordinated Notes are currently redeemable, in whole or in part, at the option of the Company at a redemption price of 103.667% of the principal amount then outstanding plus accrued and unpaid interest and any applicable damages. The redemption price reduces to 101.833% on May 15, 2003 and then to 100% on May 15, 2004.

         The Senior Subordinated Notes indenture contains a number of operating covenants which impose restrictions with respect to certain business matters, including the amount and terms under which the Company can obtain additional financing in the future. In addition, the Senior Subordinated Notes indenture limits the amount of dividends that the Company is permitted to pay. As of December 31, 2002, the Company was in compliance with its debt covenants under the Senior Subordinated Notes indenture.

REVOLVING CREDIT FACILITY

         The Company has a $110.0 million asset based revolving credit facility (the "Facility"). The Facility provides for $70.0 million in revolving credit to the Company and $40.0 million in revolving credit to certain of its subsidiaries. Borrowings under the Facility are subject to a borrowing base of 85% of eligible receivables and 60% of eligible inventories. The Facility expires on March 31, 2006.

         Interest rates per annum applicable to the Facility are based, at the Company's option, as of December 31, 2002, upon a Eurodollar rate ("LIBOR") plus 3.25% or the greater of (i) prime rate plus 2.0% and (ii) the federal funds rate plus 2.5%; provided, however, that the interest rates are subject to adjustment based on certain levels of financial performance. As of December 31, 2002 the interest rate on borrowings under the Facility was 6.75%. Interest is payable quarterly in arrears, including a commitment fee of 0.375% per annum on the average daily unused portion of the Facility. The obligations under the Facility are secured by essentially all of the tangible and intangible assets and properties of the Company and its subsidiaries.

         The Facility requires the Company to maintain certain financial maintenance tests, the more restrictive of which require the Company to maintain leverage and fixed charge coverage ratios as defined. The Facility also contains a number of operating covenants which impose restrictions with respect to certain business matters, including the amount and terms under which the Company can obtain additional financing in the future. In addition, the Facility limits the amount of dividends that the Company is permitted to pay. As of December 31, 2002 the Company was in compliance with all covenants under the Facility and availability under the Facility was approximately $62 million in addition to the Company's cash of $32.8 million.

         On November 22, 2002 the Facility was amended to allow the Company, subject to certain restrictions, to repurchase up to a maximum of $20 million of Senior Subordinated Notes during 2003 and up to $10 million per year thereafter, not to exceed $40 million in the aggregate during the term of the Facility.

SHORT TERM BORROWINGS

         Short Term Borrowings consist of local revolving credit lines at some of the Company's foreign subsidiaries and totaled approximately $1.6 million and $4.1 million as of December 31, 2002 and 2001, respectively. These facilities are collateralized by assets of the subsidiaries or are guaranteed by the Company. The weighted average interest rate under these facilities was approximately 6.0% in 2002 and 6.3% in 2001.

(7)      MEMBERSHIP EQUITY

         The Vestar Members and RPI (collectively the "Members") have entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), which governs the relative rights and duties of the Members. The ownership interests of the Members in the Company consist of preferred members' equity (the "Preferred Equity") and common units (the "Common Units"), together, the "Equity". The Common Units represent the common equity of the Company. As of December 31, 2002, the Company's Common Units were owned 50% by the Vestar Members and 50% by RPI, however, in accordance with the LLC Agreement, Vestar effectively controls the Management Committee and the affairs and policies of the Company. The Preferred Equity is entitled to a cumulative preferred dividend of 12% per annum, compounded quarterly, and to an aggregate liquidation preference of $62.0 million (net of any prior repayments of Preferred Equity) plus any accrued but unpaid preferred dividends. As of December 31, 2002 the aggregate unpaid Preferred Equity, including accrued dividends of $73.3 million, totaled $135.3 million of which the Vestar Members own 48.4% and RPI owns 51.6%.

         In January 1998, the Company repurchased any remaining outstanding common units owned by certain officers of the Company, cancelled all outstanding related options and adopted a new Phantom Equity Program. Under this program, as amended, a maximum of approximately 20.2% of the value of the Company's Equity can be awarded to selected officers and other key employees of the Company. The Phantom Equity Program is comprised of time based, performance based and super performance based awards. All awards grant to the recipient a specified percentage of the Equity (the "applicable percentage").

         A time based award vests either in five equal annual installments, upon the sale of the Company or upon an initial public offering of the Company's stock, whichever comes first. The performance and super performance based awards are similar to the time based awards except that the performance based award vests in stages as the Company achieves specified performance targets while the super performance based award vests entirely upon the achievement of a single target. The Company has achieved the specified performance target required for full vesting of the outstanding performance based awards, but has not as yet achieved the specific performance target for full vesting of the outstanding super performance based award. Payment of vested awards is dependent upon the achievement of both a performance criteria and an event criteria, except in the discretion of the Management Committee in the event of death or disability or termination of employment without cause. The event criteria is a Company sale, IPO, or when Vestar's ownership falls below 10% of the Common Units. Any super performance based award which is not fully vested by December 31, 2004 will automatically terminate.

         The Phantom Equity Program and all awards are subject to readjustment in the event of a reorganization of the Company required in connection with a refinancing, and the applicable percentages are subject to readjustment to take into consideration new issuances of Equity.

(8)      INCOME TAXES

         The Company is recognized as a partnership for Federal income tax purposes. As such, U.S. Federal income taxes on net earnings of the Company are payable directly by the members pursuant to the Internal Revenue Code. Accordingly, no provision has been made for Federal income taxes for the Company. However, certain state and local jurisdictions do not recognize partnership status for taxing purposes and require taxes to be paid on net earnings. Furthermore, earnings of certain foreign operations are taxable under local statutes.

         Pretax income/(losses) for years ended December 31, are as follows (in thousands):


                                      2002                2001                 2000
                                    --------            --------             --------

U.S. operations ........            $ 15,242            $ (3,503)            $ 11,765
Non-U.S. operations ....               1,732             (22,974)               1,371
                                    --------            --------             --------
      Total ............            $ 16,974            $(26,477)            $ 13,136
                                    ========            ========             ========


         The provision for income taxes consists of the following for the years ended December 31 (in thousands):


                                      2002                2001                2000
                                    -------             -------             -------

Current:
   Foreign .............            $(1,103)            $   151             $   (55)
   State and local .....                 30                  42                  26
Deferred:
   Foreign .............              1,274              (3,289)                428
                                    -------             -------             -------
      Total ............            $   201             $(3,096)            $   399
                                    =======             =======             =======

         Reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes (in thousands):


Income taxes computed at statutory U.S. Federal income tax rate ....            $ 5,941             $(9,270)            $ 4,734
Partnership status for U.S. federal income tax purposes ............             (5,335)              1,344              (4,254)
State and local income taxes .......................................                 30                  42                  26
Foreign tax refunds ................................................                 --                  --                (924)
Establishment/(reversal) of valuation allowance ....................               (875)              3,998                 (16)
Adjustment for foreign income tax rates ............................                440                 790                 833
                                                                                -------             -------             -------
Provision for income taxes .........................................            $   201             $(3,096)            $   399
                                                                                =======             =======             =======

         The components of the Company's deferred tax assets and liabilities included on the balance sheet at December 31 are as follows (in thousands):


                                                                    2002               2001
                                                                  -------             -------

Depreciation and other ...............................            $ 1,798             $   530
Foreign tax loss carryforwards .......................              6,724               8,758
                                                                  -------             -------
                                                                    8,522               9,288
     Less valuation allowance ........................             (4,773)             (5,161)
                                                                  -------             -------
Total deferred tax assets (liabilities), net .........            $ 3,749             $ 4,127
                                                                  =======             =======

         The valuation allowance relates primarily to the foreign tax loss carryforwards and other foreign deferred tax assets. The valuation allowance has been recorded against the portion of the foreign tax loss carryforwards and other foreign deferred tax assets for which, based on the available evidence, it is more likely than not that a tax benefit will not be realized. Approximately $2.5 million of the $21.4 million in foreign tax loss carryforwards expire between 2003 through 2007, while the remaining $18.9 million has no expiration date.

(9)      COMMITMENTS AND CONTINGENCIES

         The Company is liable under the terms of noncancelable leases of real estate and equipment for minimum annual rent payments as follows (in thousands):


                                                       OPERATING           CAPITAL
                                                        LEASES             LEASES
                                                       ---------           -------

2003 .......................................            $ 3,981            $   381
2004 .......................................              2,555                129
2005 .......................................              2,009                 85
2006 .......................................              1,260                 --
2007 and thereafter ........................              4,624                 --
                                                        -------            -------
Total minimum lease payments ...............            $14,429                595
                                                        =======            =======


Less: amount representing interest .........                                    68
                                                                           -------
Present value of minimum lease payments ....                               $   527
                                                                           =======

         Rent expense was $7,245, $7,022 and $7,004 thousand for the years ended December 31, 2002, 2001 and 2000.

         The majority of the leases contain escalation clauses which provide for increases to recover future increases in certain operating costs and certain leases require additional payments based on sales volume. The future minimum rental payments shown above include base rentals with known escalations. Lease agreements may include renewal options and usually require that the Company pay for utilities, taxes, insurance and maintenance expenses.

         The Company maintains a reserve for warranty expense which provides for future claims by consumers under the Company's product warranty. The reserve as of December 31, 2001 was $1.3 million. During 2002 charges against the reserve and additional provisions made to the reserve were $1.6 million and $1.7 million, respectively, thereby resulting in a $1.4 million reserve for warranty expense as of December 31, 2002.

         As of December 31, 2002, the Company had outstanding letters of credit of $1.3 million and commitments to purchase goods and services, primarily inventory for resale, in the amount of $40.3 million.

         Pursuant to severance and retirement agreements with certain former executives of the Company, such former executives' phantom stock awards were cancelled. However, the value of the vested portion of these awards as of the beginning of 2003 as determined by the Management Committee will be paid to the executives at the time an "event" occurs which would otherwise require generally payments under the Company's Phantom Equity Program (refer to Note 7 for additional disclosure of the Company's Phantom Equity Program). The aggregate amount of such contingent payments is approximately $2.0 million.

         The Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(10)     EMPLOYEE BENEFIT PLANS

         United Kingdom Pension Plan. The Company's UK subsidiary has a contributory defined benefit pension plan which covers substantially all of the UK subsidiary's employees. Pension benefits are based upon length of service and compensation under a final compensation averaging formula. The Company's funding policy is to make contributions consistent with statutory requirements. The plan's assets are primarily invested in equity instruments.

         Information regarding the Company's pension plan as of December 31, 2002 and 2001 are as follows (in thousands):


                                                              2002                2001
                                                             -------             -------

Change in Benefit Obligation:
  Benefit obligation at beginning of year .......            $ 6,760             $ 6,893
  Service cost ..................................                375                 362
  Interest cost .................................                407                 355
  Actuarial loss ................................                923                  --
  Benefits paid .................................               (657)               (679)
  Currency exchange rate effects ................                768                (171)
                                                             -------             -------
  Benefit obligations at end of year ............              8,576               6,760
                                                             -------             -------

Change in Plan Assets:
  Fair value of plan assets at beginning of year .....            $ 5,341             $ 6,560
  Actual return on plan assets .......................               (879)               (837)
  Employer contributions .............................                332                 360
  Participant contributions ..........................                104                 114
  Benefits paid ......................................               (657)               (679)
  Currency exchange rate effects .....................                501                (177)
                                                                  -------             -------
  Fair value of plan assets at end of year ...........              4,742               5,341
                                                                  -------             -------
Funded Status ........................................             (3,834)             (1,419)
Unrecognized net actuarial loss ......................              4,481               2,016
                                                                  -------             -------
Prepaid benefit cost .................................            $   647             $   597
                                                                  =======             =======

Amounts recognized in the consolidated balance sheets:


Prepaid pension cost .........................            $    --             $   597
Accrued benefit liability ....................             (2,604)                N/A
Accumulated other comprehensive income .......              3,251                  --
                                                          -------             -------
                                                          $   647             $   597
                                                          =======             =======


Weighted average assumptions:
  Discount rate ......................             5.5%             6.0%
  Expected return on plan assets .....             7.0%             7.0%
  Rate of compensation increase ......            3.25%            3.25%


                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                            -----------------------------------------
                                                             2002              2001              2000
                                                            -----             -----             -----

Components of Net Periodic Benefit Cost:
  Service cost .................................            $ 271             $ 253             $ 259
  Interest cost ................................              407               380               370
  Expected return on plan assets ...............             (333)             (312)             (426)
                                                            -----             -----             -----
Net periodic benefit cost ......................            $ 345             $ 321             $ 203
                                                            =====             =====             =====

Employee Savings Plan. The Company has a savings accumulation plan (the "Plan") under Section 401(k) of the Internal Revenue Code covering substantially all regular employees in the United States. The Plan is subject to the provisions of ERISA. The Plan provides for Company matching contributions in an amount equal to 50% of those employees' contributions up to a maximum of 6% of their total salary. Effective early 2003 the Company amended its matching contribution to 60% of the first 6% of annual compensation contributed. The Company's matching contributions were $0.4 million for each of the years ended December 31, 2002 and 2001 and $0.3 million for the year ended December 31, 2000.

Deferred Compensation Plan. The Company has a Deferred Compensation Plan pursuant to which eligible executive employees may elect to defer all or a portion of the bonus otherwise payable under the Company's annual bonus plan and up to 50% of their annual salary, and such amounts are placed into a deferral account. For each employee who elects to participate in the Deferred Compensation Plan and makes a contribution thereto, the Company makes a matching contribution of 25% of an employee's contribution, up to a maximum contribution by the employee of $300 thousand, subject to the achievement by the Company of its performance goals for the fiscal year with respect to which the contribution was made. The participants may select various mutual funds in which all or a part of their deferral accounts will be deemed to be invested. Distributions from a participant's deferral account will be paid in a lump sum or in equal annual installments over a period of up to 15 years beginning upon their termination of employment, death or retirement. All amounts deferred by the participants pursuant to the Deferred Compensation Plan are paid to a Trust to be held in order to fund the Company's obligations under the Deferred Compensation Plan. The assets of the Trust, however, are subject to the claims of the creditors of the Company in certain circumstances.

(11)     FINANCIAL INSTRUMENTS, CREDIT RISK AND OTHER

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts for cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximate fair value due to the short maturities of these instruments. The fair value and book value at December 31, 2002 of long-term fixed rate debt was approximately $147.8 million and $180.0 million, respectively. The fair value and book value at December 31, 2001 of long-term fixed rate debt was approximately $137.7 million and $180.0 million, respectively.

CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and accounts receivable. The Company places its cash with high credit quality institutions. At times such amounts may be in excess of the FDIC insurance limits. As of December 31, 2002, the Company had an uncollateralized receivable with Wal-Mart which represented approximately 19% of the Company's accounts receivable balance. During calendar 2002, sales to Wal-Mart represented approximately 30% of the Company's net sales. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

FOREIGN CURRENCY EXPOSURE MANAGEMENT

         The Company is exposed to foreign currency risk primarily to the extent that its foreign subsidiaries purchase inventory in U.S. dollars. The Company has entered into foreign currency forward contracts and options to mitigate the effect of fluctuating foreign currencies. The Company uses derivative financial instruments only for risk management purposes and does not use them for speculation or trading.

         At December 31, 2002, forward contracts to sell approximately 13.9 million UK Pounds Sterling, 3.7 million Canadian dollars, 4.4 million Australian dollars and 4.5 million euros were outstanding, all of which mature in 2003. At December 31, 2001, forward contracts to sell 15.2 million UK Pounds Sterling, 6.7 million Canadian dollars, 6.1 million Australian dollars and 6.3 million euros were outstanding and matured at various dates in 2002. The accounting for hedges is discussed separately under Derivatives and Hedging Activity within Footnote 1.

OTHER

         The Company's finished goods are manufactured for the Company by third-party suppliers located primarily in China and Japan. The Company's most significant suppliers, Izumi Industrial Inc., Raymond Industrial Ltd., and Specialife Industries, Ltd., accounted for approximately 45% of the Company's overall cost of sales in 2002. Although the Company considers its present relationships with these suppliers to be good, any adverse change in the relationships with these suppliers, the financial condition of these suppliers, the Company's ability to import outsourced products or these suppliers' ability to manufacture and deliver outsourced products on a timely basis would have a material adverse effect on the Company.

(12)     RELATED PARTY TRANSACTIONS

         Pursuant to a management agreement (the "Management Agreement") entered into in connection with the reorganization of the Company in 1996, Vestar Capital receives an annual advisory fee equal to the greater of $500 thousand or 1.5% of EBITDA (as defined in such agreement) of the Company on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning and other affairs of the Company. Vestar Capital will also be paid reasonable and customary investment banking fees in connection with an initial public offering, sale of the Company and other financing. The Management Agreement will be in effect until May 23, 2006, provided that the Management Agreement will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that the Vestar Members own less than 25% of the number of the Company's Common Units owned by the Vestar Members on May 23, 1996, and provided further that Vestar Capital may terminate the Management Agreement at any time.

         Pursuant to a consulting and transitional services agreement (the "Consulting Agreement") entered into in connection with the reorganization of the Company in 1996, RPI receives an annual fee equal to the greater of $500 thousand or 1.5% of EBITDA (as defined in such agreement) of the Company on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning, product development and evaluation of mergers, acquisitions and divestitures. The Consulting Agreement will be in effect until May 23, 2006, provided that the Consulting Agreement will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that RPI owns less than 25% of the number of the Company's Common Units owned by RPI on May 23, 1996, and provided further that Vestar Capital may terminate the Consulting Agreement at any time (but only to the extent that Vestar Capital also terminates similar provisions of the Management Agreement).

         Pursuant to a reimbursement and indemnification agreement (the "Indemnification Agreement") between the Company, Vestar and Mr. Kiam entered into in June 1999 in connection with the guarantee of the unsecured supplemental loans to the Company under the former senior credit agreement, Vestar and Mr. Kiam, each received an annual guarantee fee of $100 thousand from the Company. This Agreement was terminated in April 2001, when the unsecured supplemental loans under the guarantee were paid in full.

(13)     BUSINESS SEGMENT AND GEOGRAPHICAL INFORMATION

         The Company distributes its products through its three operating segments, which are comprised of 1) the North America segment, which sells product primarily through mass-merchant retailers, department stores and drug store chains throughout the United States and Canada, 2) the International segment, which sells product through an international network of subsidiaries and distributors and 3) the U.S. Service Stores segment, consisting of Company-owned and operated service stores throughout the United States.

         The Operating segments reported below are the segments of the Company for which separate financial information is available that is evaluated on a regular basis by the Company's senior management in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The segment's performance is evaluated based on segment operating income, which is defined as earnings before interest, taxes, depreciation and amortization. All corporate related costs and assets, such as intangibles and deferred financing fees, are included in the North America segment and are not allocated to the other segments' operating income or assets, respectively. Segment net sales are evaluated excluding intersegment sales, which are not material.

         Information by segment and geographical location is as follows (in thousands):


                                                                 YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------------
                                                      2002                 2001                  2000
                                                   ---------             ---------             ---------

Net Sales:
  North America .......................            $ 232,669             $ 220,538             $ 191,990
  International .......................               98,984                96,817               107,445
  U.S. Service Stores .................               33,408                38,667                42,745
                                                   ---------             ---------             ---------
Total .................................            $ 365,061             $ 356,022             $ 342,180
                                                   =========             =========             =========


Operating Income:
  North America .......................            $  37,346             $  21,309             $  32,278
  International .......................                4,590               (15,319)                8,533
  U.S. Service Stores .................                1,623                 1,747                 3,197
  Depreciation and amortization .......               (3,402)               (5,834)               (5,753)
                                                   ---------             ---------             ---------
Total .................................            $  40,157             $   1,903             $  38,255
                                                   =========             =========             =========


Segment Assets:
  North America .......................            $ 137,112             $ 158,322             $ 143,365
  International .......................               57,891                71,220                79,867
  U.S. Service Stores .................                7,108                 8,107                 8,913
  Cash and Cash Equivalents ...........               32,846                 4,087                10,342
                                                   ---------             ---------             ---------
Total .................................            $ 234,957             $ 241,736             $ 242,487
                                                   =========             =========             =========


Capital Expenditures:
  North America .......................            $   1,791             $   2,598             $   3,136
  International .......................                  295                   889                   714
  U.S. Service Stores .................                   19                   835                   564
                                                   ---------             ---------             ---------
Total .................................            $   2,105             $   4,322             $   4,414
                                                   =========             =========             =========


         Net sales in the United Kingdom represented approximately 14%, 14% and 17% of the Company's net sales during the years ended December 31, 2002, 2001 and 2000, respectively. No other country contributed more than 10% of net sales.

         The Company's largest customer, Wal-Mart, accounted for approximately 30%, 30% and 25% of the Company's net sales during the years ended December 31, 2002, 2001 and 2000, respectively, and is serviced primarily by the North American segment. No other customer accounted for more than 10% of the Company's net sales during the years ended December 31, 2002, 2001 and 2000.

(14)     QUARTERLY FINANCIAL INFORMATION (UNAUDITED, IN THOUSANDS)


                                                                                    THREE MONTHS ENDED
                                                      -------------------------------------------------------------------------
                                                      MARCH 31         JUNE 30       SEPTEMBER 30    DECEMBER 31     TOTAL YEAR
                                                      ---------       ---------      ------------    -----------     ----------

2002
Net sales ......................................      $  53,805          70,000          79,203         162,053         365,061
Gross profit ...................................         21,458          28,258          33,869          71,509         155,094
Operating income ...............................          1,691           4,885          11,256          22,325          40,157
Income (loss) before income taxes ..............         (4,272)           (377)          4,971          16,652          16,974
Net income (loss) ..............................         (4,066)           (238)          5,532          15,545          16,773
Net income (loss) applicable to common units ...         (7,673)         (3,954)          1,705          11,603           1,681
Total Comprehensive Income (loss)(1) ...........         (3,804)           (770)          4,933          12,255          12,614

2001
Net sales ......................................      $  51,746       $  58,619       $  78,243       $ 167,414       $ 356,022
Gross profit ...................................         21,249          17,051          31,211          55,999         125,510
Operating income (loss) ........................            827         (11,340)          7,575           4,841           1,903
Income (loss) before income taxes ..............         (5,570)        (18,187)          1,629          (4,349)        (26,477)
Net income (loss) ..............................         (4,941)        (13,919)          1,802          (6,323)        (23,381)
Net income (loss) applicable to common units ...         (8,146)        (17,220)         (1,598)         (9,825)        (36,789)
Total Comprehensive Income (loss) ..............         (5,479)        (13,629)            881          (6,637)        (24,864)


         Sales of the Company's products are highly seasonal, with a large percentage of net sales occurring during the Christmas selling season. The Company typically derives on average approximately 45% of its annual net sales in the fourth quarter of each year.

(1) The total comprehensive income for the three months and year ended December 31, 2002 has been restated as a result of an additional minimum liability for the Company's defined benefit pension plan in the United Kingdom, as discussed in Note 15 to the consolidated financial statements. The amount previously reported was $15,018 for the three months ended December 31, 2002 and $15,377 for the year ended December 31, 2002.

(15)     RESTATEMENT

         Subsequent to the issuance of its consolidated financial statements for the year ended December 31, 2002, the Company determined that an additional minimum liability should have been recorded at December 31, 2002 for the unfunded accumulated benefit obligation related to the Company's defined benefit pension plan in the United Kingdom as determined by an actuarial study performed as of December 31, 2002. Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, which defines an unfunded accumulated benefit obligation as the excess of a plan's accumulated benefit obligation over the fair value of its assets, requires recognition of an additional minimum liability if an unfunded accumulated benefit obligation exists and an asset has been recognized as prepaid pension cost. As a result, the Company's consolidated balance sheet at December 31, 2002 and its consolidated statement of members' deficit for the year then ended have been restated from the amounts previously reported to record an additional minimum pension liability at December 31, 2002. These changes had no effect on the Company's 2001 financial statements or its 2002 reported results of operations or cash flows.

         The following table summarizes the effect of the restatement at December 31, 2002 and for the year then ended:


                                                             2002 AS
                                                        PREVIOUSLY REPORTED      AS RESTATED
                                                        -------------------      -----------

At December 31:
  Other assets .................................            $  12,026             $  11,867
  Total assets .................................              235,116               234,957
  Other liabilities ............................                  839                 3,443
  Accumulated other comprehensive loss .........               (7,578)              (10,341)
  Total members' deficit .......................              (26,991)              (29,754)
  Total liabilities and members' deficit .......              235,116               234,957
For the year ended December 31:
  Total comprehensive income ...................            $  15,377             $  12,614

         The restated amounts in the table above reflect the recording at December 31, 2002 of a minimum pension liability of $3,251 thousand, a deferred tax asset of $488 thousand (net of a valuation allowance of $487 thousand) related to the benefits associated with such losses, and the resulting charge to other comprehensive income of $2,763 thousand. The accumulated benefit obligation at December 31, 2002 related to the plan is $7,346 thousand.

                       REMINGTON PRODUCTS COMPANY, L.L.C.
                 Schedule II - Valuation & Qualifying Accounts
                                 (in thousands)


                                                                        ADDITIONS
                                                     BALANCE AT         CHARGED TO
                                                    BEGINNING OF        COSTS AND                          BALANCE AT END
                                                       YEAR              EXPENSES         DEDUCTIONS          OF YEAR
                                                    ------------        ----------        ----------       --------------

Allowance for doubtful accounts:
   Year ended December 31, 2002                      $ 4,961                970               (923)            $ 5,008
   Year ended December 31, 2001                      $ 2,864              4,232             (2,135)            $ 4,961
   Year ended December 31, 2000                      $ 2,335                878               (349)            $ 2,864
Allowance for cash discounts and returns:
   Year ended December 31, 2002                      $20,070             32,481            (37,643)            $14,908
   Year ended December 31, 2001                      $10,206             38,671            (28,807)            $20,070
   Year ended December 31, 2000                      $10,166             19,525            (19,485)            $10,206
Inventory reserves:
   Year ended December 31, 2002                      $ 7,404              2,021             (6,702)            $ 2,723
   Year ended December 31, 2001                      $ 1,172              9,518             (3,286)            $ 7,404
   Year ended December 31, 2000                      $ 1,639              1,309             (1,776)            $ 1,172